UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
November 28, 2016

PORTER BANCORP, INC.
(Exact Name of Registrant as specified in Charter)

Kentucky	001-33033	61-1142247
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2500 Eastpoint Parkway, Louisville, Kentucky	40223
(Address of principal executive offices)	(Zip code)

(502) 499-4800
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01           Other Events

On November 28, 2016, Porter Bancorp, Inc. (the “Company”) announced that its board of directors had approved a 1-for-5 reverse stock split of the Company’s issued and outstanding Common Shares and Non-Voting Common Shares (“Reverse Stock Split”).  The Reverse Stock Split will take effect at 5:00 p.m. eastern time on Friday, December 16, 2016 (the "Effective Time").  At the Effective Time:

  Each Common Share issued and outstanding immediately before the Effective Time will be automatically changed into one-fifth of a Common Share ("Post-Split Common Share");
  Each Non-Voting Common Share issued and outstanding immediately before the Effective Time will be automatically changed into one-fifth of a Non-Voting Common Share ("Post-Split Non-Voting Common Share"); and
  Any fractional share resulting from those changes will be rounded up to one whole Post-Split Common Share, or Post-Split Non-Voting Common Share, as the case may be. No shareholders will receive cash in lieu of fractional shares.

At the PBIB Annual meeting in May 2016, holders of the Company’s Common Shares authorized our board of directors to implement a reverse stock split during the twelve-months ending on the date of the 2017 Annual Meeting and to select a reverse split ratio within the range of 1-for-2 up to 1-for-10.

The Reverse Stock Split will affect all shareholders uniformly, and will not affect any shareholder’s percentage ownership interest in the Company or proportionate voting power.  The Reverse Stock Split is intended to increase the trading price per share of the Company’s Common Shares, with the objective to make the Common Shares a more attractive and cost effective investment and enhance liquidity for our shareholders.  Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in lower-priced stocks or tend to discourage individual brokers from recommending lower-priced stocks to their customers or clients.

The Company’s Non-Voting Common Shares are being included in the Reverse Stock Split to maintain a 1-for-1 ratio at which the Non-Voting Common Shares convert into Common Shares upon transfer by a holder.

The following table shows the number of the Company’s Common Shares and Non-Voting Common Shares issued and outstanding as of November 25, 2016, and the approximate number of Common Shares and Non-Voting Common Shares that would be issued and outstanding after the Reverse Stock Split.

	Issued and Outstanding (as of November 25, 2016)	Issued and Outstanding After Reverse Stock Split

Common Shares	23,156,969	4,631,400
Non-Voting Common Shares	7,958,000	1,591,600

The Company’s stock transfer agent, American Stock Transfer and Trust Company, LLC, will manage the exchange of stock certificates.  Shareholders of record will receive a letter of transmittal providing instruction for the exchange of their old stock certificates as soon as practicable following the effectiveness of the reverse stock split.  Shareholders should not send in their old stock certificates until they receive a letter of transmittal from the transfer agent.  Shareholders who hold their shares in brokerage accounts (“street name”) are not required to take any action to affect the exchange of their shares.  Street name shareholders will be contacted by their brokers with any instructions.

The Reverse Stock Split will not change the number of Common Shares and Non-Voting Common Shares the Company is authorized to issue.  The Company is currently authorized to issue 28,000,000 Common Shares and 10,000,000 Non-Voting Common Shares.  Shareholders have previously authorized our Board of Directors to increase the number of Common Shares and Non-Voting Common Shares the Company is authorized to issue without further shareholder approval to up to 86,000,000 Common Shares and 34,380,437 Non-Voting Common Shares.

A copy of the press release issued by the Company on November 28, 2016 is included as Exhibit 99.1 to the Current Report.

Item 9.01   Financial Statements and Exhibits.

Exhibit	Description

99.1	Press Release dated November 28, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTER BANCORP, INC.

Date:	November 28, 2016	By	/s/ John T. Taylor
John T. Taylor
Chairman and Chief Executive Officer

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